Exhibit 99.1

Southern Trust Acts as Financial Advisor in AR Growth Finance Corp. Acquisition of Probenefit S.A. and Invests in Preferred and Common Stock of AR Growth

CORAL GABLES, Fla., Feb. 27 /PRNewswire-FirstCall/ -- Southern Trust Securities Holding Corp. (OTC Bulletin Board: SOHL), a financial services company offering broker-dealer, investment banking, investment advisory and wealth management services, has acted as the financial advisor to AR Growth Finance Corp. (AR Growth) (Pink Sheets: ARGW.PK) in its completed acquisition of 95% of Probenefit S.A. ('Probenefit'). Further, as part of this transaction, Southern Trust purchased $2.5 million of AR Growth's newly issued Series A Convertible Preferred Stock as well as common stock of AR Growth.

AR Growth is a public holding company established to invest in finance related companies in Argentina and ultimately throughout South America. Probenefit is a privately owned Argentine based holding company comprised of pension and insurance companies as well as a consumer credit card company. Probenefit had approximately $19.2 million in revenue and $3.2 million in profits for the year ended December 31, 2007. Further, Probenefit has just acquired control of additional pension and insurance companies during February 2008. As a result of these transactions Probenefit's pension related companies will have approximately $800 million in assets under management, and its insurance companies approximately $250 million in assets under management. Probenefit provides its financial services through 1,000 employees in 50 offices to over 500,000 clients across Argentina.

Concurrent with the acquisition of Probenefit by AR Growth, Southern Trust purchased $2.5 million of AR Growth's newly issued Series A 8% convertible Preferred stock. The Series A 8% Convertible Preferred stock is convertible into shares of common stock of AR Growth at a conversion price for AR Growth of $2.56 per share. In addition, Southern Trust owns 869,507 common shares of AR Growth, which constitutes approximately 4.3% of the outstanding and issued common shares of AR Growth.

Southern Trust Chief Executive Robert Escobio commented: 'We are very excited to have been able to advise in the acquisition of Probenefit. We believe this transaction is significant because of the structure that was utilized to consummate this purchase in Argentina. We are very confident in AR Growth's and Probenefit's business strategies and their ability to create shareholder value. As preferred and common shareholders of AR Growth we are looking forward to working closely with AR Growth's management team to increase its value for both AR Growth and Southern Trust shareholders.'

About Southern Trust Securities Holding Corp. ('STSHC')

STSHC is a financial services company offering securities brokerage, investment banking, asset management and private wealth management for a growing base of retail and institutional, corporate, and high-net-worth clients primarily in Latin America and Asia. STSHC services include access to international investment opportunities in U.S. and foreign capital markets, offshore entities for financial planning, and cross-border transactions, including private placements, bridge financing and reverse mergers into publicly-traded shell corporations. STSHC operates through its subsidiaries, Southern Trust Securities, Inc. (STSI) and Southern Trust Securities Asset Management, Inc. (STSAM), and affiliated Geneva-based International Private Wealth Management S.A. (IPWM). STSI is a member of the Securities Investors Protection Corporation (SIPC), National Futures Association (NFA), Financial Industry Regulatory Authority (FINRA), and Municipal Securities Review Board (MSRB). STSI clears trades through, and maintains client accounts with, Pershing LLC, a wholly owned subsidiary of The Bank of New York Mellon Co.

Forward- Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Except as otherwise required by federal securities laws, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.

SOURCE Southern Trust Securities Holding Corp.

Source: PR Newswire (February 27, 2008 - 11:36 AM EST)